PROXY STATEMENT PURSUANT TO SECTION 14(a)
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Sigma Designs, Inc.
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June 28, 2012

Dear Fellow Shareholder:

We are writing to provide you additional information that you may find helpful in voting at Sigma Designs’ Annual Meeting of Shareholders to be held on August 7, 2012.  We urge you to use the enclosed WHITE proxy card to vote for Sigma’s approved slate of directors for the reasons outlined below.  We urge you to discard any Gold proxy card you may receive from Potomac Investment Partners III, L.P., a dissident hedge fund, as submitting it will cancel any previous vote you have submitted.

SIGMA CONTINUES TO EXECUTE ON ITS STRATEGIC PLAN;
IF POTOMAC’S NOMINEES TAKE CONTROL OF THE BOARD, THEY WILL DISRUPT THE STRATEGIC PLAN YOU HAVE INVESTED IN JUST AS IT GAINS MOMENTUM

Sigma has developed a strategic plan to transform itself into the leading provider of semiconductor solutions for intelligent media platforms, building on the Company’s significant role in the delivery of digital entertainment throughout the home.  As a result of its intense research and development efforts and strategic acquisitions, Sigma is poised to leverage its leading technologies in the IPTV set-top box, home connectivity, SmartTV, connected media player and home control and automation markets to provide a comprehensive solution for the Digital Connected Home.

The development and execution of this strategic plan all comes under the leadership of the current Sigma Board.  This strategic plan was created through the vision of your Board members who are industry veterans, intimately familiar with Sigma’s target customers, end markets and industry trends.  As the result of their extensive operational experience, each of your Directors also understood that significant investments in leading technologies, through internal development and strategic acquisitions, take time to develop into operational success.  But, with a solid foundation of compelling product solutions across the entire Digital Connected Home, this strategic plan is beginning to bear fruit and the Sigma Board is excited about what lies ahead.

By contrast, Potomac is seeking control of your Board and company with three out of four directors, but refuses to tell you what it plans to do with such control – what is its program to create shareholder value. Not only does Potomac refuse to tell you this important information, in their most recent communication they claimed that their costly, disruptive proxy fight for three out of four directorships was “not seeking control of Sigma”!

Now is not the time to turn over control of your Company to a hedge fund operator and his hand-picked nominees who do not have the knowledge and experience to oversee the successful implementation of this program, who refuse to tell you their plans if they do gain control of your Board and Company and who even refuse to acknowledge the self-evident fact that they are seeking control of your Board and Company.

While we have serious concerns about the future of Sigma if the Potomac nominees were in control of the Board, we also believe that it is not in the interests of the shareholders to have a costly and disruptive proxy fight.  As Potomac had suggested originally, we have offered to establish a five member Sigma Board that would include two Potomac representatives.

Instead, Potomac, a 7.9% shareholder, is distracting you from the simple questions that it refuses to answer: (1) what does Potomac intend to do with control of your Company, (2) why will Potomac not pay you a premium for that control and (3) why does Potomac continue to believe that 75% control of the Board is appropriate for a 7.9% shareholder instead of the 40% representation previously offered by Sigma’s Board?

POTOMAC’S NOMINEES ARE NOT QUALIFIED TO CONTROL YOUR COMPANY

Potomac’s nominees have very limited board-level and operational experience.  One of the three nominees has never served on a public company board of directors.  Their other two nominees have only served on a total of three public company boards.  Two of the three nominees have no operational experience beyond managing a hedge fund.  Here is some additional information you should know about Potomac’s nominees:

Eric Singer, who has virtually no operating experience, seems to have learned his trade as an investment manager, most recently with Riley Investment Management, a hedge fund he served as an investment analyst from July 2007 until April 2009, when he joined Potomac:

•
Singer’s only public company role as a director was at Zilog, Inc. from August 2008 to February 2010.  In his first full quarter on the Zilog board, Zilog announced a $5.7 million net loss compared to only a $2.4 million net loss a year earlier, a drop of 138%.  At that time, Zilog said it was reducing headcount by 35% and lowering North American salaries by 10%. In July 2009, after Singer had served on Zilog’s board for almost a full year, Zilog disclosed that it had experienced a significant reduction in sales.  Zilog’s poor performance continued in 2009 as it saw sales drop 17.6% for the nine months ended December 31, 2009 compared to the same period in the prior year.  During Singer’s tenure on the Zilog board, Zilog’s share price dropped from $3.60 per share to $2.96 per share on the day before Zilog’s sale was announced.  Zilog was sold in February 2010 for $3.59 per share, which was less than the share price when Singer joined its board.

Mark J. Bonney’s operating experience demonstrates results that were adverse to shareholders:

•
For example, while he was President of Axsys from August 1999 to March 2002, Axsys’ revenues fell approximately 19% – from $98.6 million in 1998, the year before he arrived, to $79.6 million in 2002, the year he left.  Axsys also went from a $6.1 million profit in 1998 to a $7.1 million loss in 2002, according to SEC filings.  When Bonney joined Axsys in August 1999, its share price was $7.00 per share, but when he left it had fallen to $4.40 per share, a 37% decline.

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In October 2000, Axsys announced it had purchased Automation Engineering, and created a new Automation Group for the purchase and other optics businesses. In an April 2001 Hartford Courant article, Bonney was quoted as saying “the competitive fiber-optics market…is Axsys' ace in the hole.” A few months after Bonney left, Axsys discontinued the Automation Group and allowed an investor/senior management group leveraged buyout of Automation Engineering.

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Bonney currently serves as an EVP and CFO of Direct Brands, a privately-held company which has been the subject of consumer class action litigation arising from the operation of its book-of-the-month club business, and which in any event has no connection whatsoever with the semiconductor industry, much less with Sigma’s business.

Mark Fitzgerald.  We know significantly less about Mr. Fitzgerald, who does not even claim to have any operating experience or experience as a director of a public company.  Potomac highlights Mr. Fitzgerald’s experience as an analyst covering the semiconductor industry.  What Potomac fails to mention is that Mr. Fitzgerald’s predominate focus was on semiconductor equipment companies, which have very little to do with Sigma’s business and its industry.  We can only assume that Potomac’s desire to hold this out as pertinent experience is an indication of just how little they know about Sigma’s core business.

POTOMAC’S CLAIMS ABOUT SIGMA’S BOARD ARE UNFOUNDED AND INTENDED TO MISLEAD SHAREHOLDERS

Potomac has made certain allegations about Sigma’s Board that appear to be intended to mislead shareholders.  Each of your Directors is committed to you and to building value to increase your investment with no self-interest and no hidden agenda.

For example, Potomac asserts that Sigma has a history of compensation and other governance issues and cites old reports from Institutional Shareholder Services Inc. (ISS) and Glass Lewis & Co, two proxy advisory firms.  Again, Potomac is attempting to mislead you. Potomac neglects to mention that ISS and Glass Lewis supported Sigma’s proposal to approve executive compensation – “Say on Pay”-- last year.  ISS, in fact, rated Sigma’s compensation, shareholder rights and audit programs “Low Concern”, its highest rating, in its report for Sigma’s 2011 Annual Meeting. As a result, Sigma shareholders voted overwhelmingly in support of Sigma’s executive compensation program by a 97% margin – further indicating that Sigma’s Board is aligned with shareholders.

Potomac further alleges that Sigma’s existing directors have no “skin in the game.”  In fact, your Sigma Directors currently own an aggregate of 822,076 shares, or 2.5%, plus have options to purchase an additional 627,277 shares which are exercisable within 60 days of the record date, or 1.9%, for a total beneficial ownership of 1,396,056 shares of Sigma common stock as individuals, representing 4.4% of the outstanding shares of Sigma.  Potomac’s nominees, as individuals, own an aggregate of just 0.1% of the outstanding.  Two of Potomac’s nominees do not own a single share of Sigma common stock.

While investment funds affiliated with Potomac own 7.9% of the outstanding shares, these funds have limited partner investors to whom Mr. Singer, as a co-managing member of Potomac, owes a fiduciary duty.  Mr. Singer is legally obligated to act in the best interests of these investors in Potomac who may have significantly different interests from you.  Is this the type of “skin in the game” Potomac wants you to believe is important?  Your Sigma Directors individually beneficially own a meaningful amount of shares.  Their “skin in the game” is just like yours – an undivided interest to building shareholder value for all of Sigma shareholders.

Potomac also claims that the Sigma Board has a history of self-dealing and they conveniently selected two of Sigma’s many strategic investments over the years to make that claim.  What Potomac fails to tell you is that in each of these two cases, Sigma established a board process requiring non-interested director review of each proposed transaction and required that approval of the non-interested committee was obtained before entering into any such transaction.  Potomac also fails to state that Sigma had very strong strategic reasons for entering into these transactions.  For example, in the investment transaction referenced by Potomac, Sigma entered into a strategic IP agreement in connection with the investment.  It also fails to mention that in this particular case, the company had raised over $40 million from leading venture capital firms and other large corporate investors who shared Sigma’s view of its investment potential.

Finally, Potomac raises the review of Sigma’s option grant practices that was conducted more than five years ago.  What Potomac fails to tell you is that Sigma’s Audit Committee conducted a very thorough review of the option grants in question and disclosed in great detail the review process and the findings of that review in its public SEC filings.  Potomac also fails to note that Sigma was not subject to any sanctions by any regulatory body or court and that the Company was not required to pay any cash amount, other than legal expenses.

YOUR VOTE IS IMPORTANT --
SHAREHOLDERS CAN SUPPORT THE BOARD’S NOMINEES BY VOTING THE
WHITE PROXY CARD TODAY

At Sigma’s annual meeting, you will have the opportunity to make a critical decision regarding the future of your investment in the Company by voting for the directors who are best qualified to maximize the return on your shares.  Because Potomac is attempting to seize control of your Board, you are faced with a decision to vote for either:

1)
Sigma’s experienced directors:  four current members of your Board with extensive industry experience, a deep understanding of the Company’s markets and technology, and momentum that is being built from an established strategy for long-term growth and profitability.

2)
Potomac’s unknown nominees: a set of hand-picked representatives with dubious qualifications, no depth of Company knowledge, no proposed strategy, and an agenda that is aligned with only one shareholder.

To protect the value of your investment, your Board unanimously recommends that shareholders vote “FOR” the Company’s four highly qualified nominees for director: William Almon, Julien Nguyen, Thinh Tran and Lung Tsai.  To do this, simply use the enclosed WHITE proxy card today to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card.

Protect your investment by voting for your Board’s highly qualified nominees TODAY – by telephone, Internet or by signing, dating and returning the WHITE proxy card.

On behalf of the Board of Directors, we thank you for your continued support of Sigma Designs.

Sincerely,

William J. Almon	Thinh Q. Tran
Chairman of the Board Sigma Designs, Inc.	President and Chief Executive Officer Sigma Designs, Inc.

Your Vote is Important, No Matter How Many or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:
We urge you NOT to vote using any Gold proxy card sent to you by
Potomac, as doing so will revoke your vote on the WHITE proxy card.

Forward Looking Information
This communication contains forward-looking statements, which address a variety of subjects including, for example, statements about revenue growth, future gross margins and the timing for when Sigma expects to return to profitability, and statements about the future financial and operating performance of Sigma. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, connected home technologies, connected media player and consumer and industrial audio/video markets in general, Sigma’s integration of the assets and employees related to the TV business it recently acquired from Trident Microsystems, Inc., the ramp in demand from Sigma’s set-top box, television and telecommunication customers, Sigma’s ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of Sigma’s SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, and the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company's filings with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Important Additional Information
On June 19, 2012, Sigma Designs filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2012 annual meeting of shareholders (the “2012 Annual Meeting”) and has mailed the definitive proxy statement to its shareholders. The definitive proxy statement contains important information concerning the identity and interests of Sigma Designs’ directors, director nominees and certain of its officers and employees that may be deemed, along with Sigma Designs, to be participants in the solicitation of Sigma Designs’ shareholders in connection with the 2012 Annual Meeting.

Copies of Sigma Designs’ definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning Sigma Designs, when filed, may be obtained free of charge at www.sec.gov and www.sigmadesigns.com/IR. The definitive proxy statement and any other relevant documents filed with the SEC contain (or will contain) important information, and stockholders should carefully read the definitive proxy statement, the accompanying WHITE proxy card and other materials filed with the SEC when they become available before making any voting decision.